UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 15, 2010

CardioNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33993	33-0604557
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

227 Washington Street #300 Conshohocken, PA		19428
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 729-7000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2010, CardioNet, Inc. (the “Company”) announced that Heather Getz, the Company’s Vice President, Finance, has been appointed the Company’s Chief Financial Officer, effective January 15, 2010.  Ms. Getz takes over in this position from Martin P. Galvan, the previous Chief Financial Officer of the Company, who is separating from the Company, effective January 15, 2010, to pursue other interests.

In connection with Ms. Getz’s appointment as the Chief Financial Officer, on January 21, 2010, the Compensation Committee of the Board of Directors of the Company approved a restricted stock unit grant to Ms. Getz with respect to 10,000 shares of the Company’s common stock and an option grant with respect to 10,000 shares of the Company’s common stock. The grants were made under the Company’s 2008 Equity Incentive Plan.  The restricted stock unit grant will vest 100% upon the third anniversary of the date of grant, and the option grant will vest in 25% increments on each of the first, second, third and fourth anniversaries of the date of grant; in each case provided that Ms. Getz remains in the continuous service of the Company through the applicable vesting date.  The other modifications to Ms. Getz’s compensation in connection with her appointment as the Chief Financial Officer will be determined and disclosed at a later date.

Ms. Getz has served as the Company’s Vice President, Finance since May 2009.  From April 2009 through May 2009, she was Vice President, Finance for Alita Pharmaceuticals, Inc., a specialty pharmaceutical company focused on the accelerated development and commercialization of novel urologic and female healthcare products.   From March 2002 through April 2009, she served in several capacities in the finance department of VIASYS Healthcare, a global healthcare technology company that specialized in developing, manufacturing and servicing medical devices that are used in respiratory care, neurology, vascular medicine, critical care, and the medical and surgical product markets.  Her most recent position at VIASYS, after its June 2007 acquisition by Cardinal Health, Inc., was as Finance Director, VIASYS Integration.

There is no family relationship between Ms. Getz and any other executive officer or director of the Company, and there is no arrangement or understanding under which she was appointed.  There are no transactions to which the Company or any of its subsidiaries is a party and in which Ms. Getz has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Pursuant to his employment agreement, upon Mr. Galvan’s execution and non-revocation of a release of claims in favor of the Company he will receive severance benefits consisting of: (i) base salary and accrued and unused vacation earned through the date of separation; (ii) an amount equal to one and one-half times (1.5x) base salary in effect at the time of separation (i.e., $313,500) plus one and one-half times (1.5x) on-target annual performance incentive bonus in effect for the year of separation (2009 target is 60% of base salary, or $188,100), such total amount paid in eighteen (18) monthly installments; and (iii) continued participation in the Company’s medical, dental and vision plans until the earlier of (a) the date that is eighteen (18) months after his date of separation or (b) the date eligible to enroll in any similar plan offered by a new employer.  Mr. Galvan will have 90 days after the date of separation to exercise his vested options to purchase 84,375 shares of the Company’s common stock, and all of his unvested options and unvested restricted stock units were forfeited upon his separation.

In accordance with the Employment Agreement, Mr. Galvan is subject to a non-compete for the 18-month severance period.

A copy of the press release announcing Ms. Getz’s appointment and Mr. Galvan’s separation is attached as Exhibit 99.1 hereto.

Item 9.01               Financial Statements and Exhibits.

(d)                Exhibits.

Exhibit Number	Exhibit Title
99.1	Press Release by the Company, dated January 15, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CardioNet, Inc.

January 22, 2010	By:	/s/ Randy H. Thurman

Name: Randy H. Thurman
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title
99.1	Press Release by the Company, dated January 15, 2010.